CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated April 27, 2005 for the Presidio Fund (the "Fund") and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 to Presidio Fund’s Registration Statement on Form N-1A (File  Nos. 333-122412 and 811-21707), including the reference to our firm under the heading “Accountants” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

/s/ Sanville & Company

April 28, 2005

Certified Public Accountants